Exhibit 99

For Immediate Release	Contact Information
April 2, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Maverick Basin Operations

SAN ANTONIO - April 2, 2004 - The Exploration Company (Nasdaq: TXCO) today provided an operations update on its Maverick Basin lease block in Southwest Texas.

     To date, TXCO has spudded 11 of 51 wells projected in its initial 2004 drilling plan -- the second-largest program of new wells in its history. At March 31, net production stood at 1,022 barrels of oil per day (BOPD) and 10.0 million cubic feet of gas per day (MMcfd), a 24 percent increase on an equivalent basis from March 2003's exit rate of 1,074 BOPD and 6.5 MMcfd. Current drilling and operating highlights include:

Georgetown

     TXCO placed two Georgetown horizontal gas wells on production in March, bringing to nine the number of successful Georgetown wells drilled in a row. The Kothman 1-675 (50% working interest) went on production this week at 2.2 MMcfd and 18 BOPD. The Kothman 1-691 (50% WI) started production earlier in the month and currently is producing at a rate of 2.2 MMcfd and 23 BOPD. Both wells are on TXCO's Pena Creek lease. Two additional Georgetown horizontal gas wells await pipeline connections, two wells are pending completion and one well is drilling.

The Company has spudded eight of 25 Georgetown wells projected for this year. The Georgetown represents the largest share of TXCO's drilling program for 2004.

Horizontal Glen Rose Shoal

     The Company found gas with a horizontal well in a second Glen Rose shoal that is 180 feet above the Glen Rose C shoal. All of TXCO's previous horizontal Glen Rose shoal wells produce from the C shoal. The Company drilled a horizontal lateral in the Glen Rose D shoal after drilling a horizontal lateral in the Glen Rose C with the Chittim 4-128 (47.3% WI). The well had good gas shows and currently awaits production equipment to produce both shoals simultaneously.

     Development of the Glen Rose D shoal could provide a number of new horizontal drilling locations. Also, the Company may be able to book undeveloped Glen Rose D reserves for certain wells that currently produce from the Glen Rose C shoal with the Glen Rose D behind casing. Drilling began in the first quarter on three of eight Glen Rose shoal and reef wells scheduled for this year.

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Jurassic

     TXCO will attempt to complete the Sligo and/or Pearsall intervals from the Taylor 132-1 wildcat, the first well to penetrate the Jurassic in the Maverick Basin. The Company assumed operation of the exploratory well in February under an agreement with its partner, Blue Star Oil & Gas Ltd. of Dallas. During March, TXCO perforated and tested two upper Jurassic zones at 14,942 to 15,140 feet and 15,292 to 15,400 feet. The lower zone had gas shows but very low permeability while the upper zone produced salt water with better permeability and porosity. Earlier, Blue Star had tested lower Jurassic intervals below 16,800 feet, finding non-commercial quantities of rich, high-Btu gas. TXCO's net cost to test the Jurassic interval was less than $250,000.

     Blue Star has indicated it still plans to drill a second Jurassic wildcat in the Maverick Basin and will use data gained from the Taylor wildcat to select a location. TXCO's 2004 drilling budget includes nothing for a second well since Blue Star would cover 100 percent of drilling costs while carrying TXCO for a 25 percent working interest if a second well is drilled on TXCO's lease block.

Glen Rose Oil

     Saxet Energy Ltd. of Houston, the Company's partner in developing the Glen Rose porosity oil play, this week announced a major change in the structure of the company. In conjunction with a large capital infusion, new management has been installed and the company's name has been changed to CMR Energy L.P. CMR will operate the properties. TXCO expects drilling on the Comanche lease to resume immediately. Initial work on the play will include re-entries of existing, non-producing Glen Rose oil wells as well as new drilling in the Georgetown gas play.

Hollimon Lease

     The Company closed this week on an agreement with J. Charles Hollimon Ltd. of San Antonio to earn a 59.9 percent working interest in a 12,200-acre area located south of TXCO's existing lease block. A 3-D seismic survey of the prospect has been made and will be interpreted to locate drilling locations. The lease is prospective for the same plays as the Company's existing lease block. Addition of the Hollimon prospect raises the Company's position in the Maverick Basin to some 492,000 gross acres.

Management's Perspective

     "We had a busy and productive first quarter that sets the stage for all of our 2004 drilling program," said President and CEO James E. Sigmon. "Our Georgetown play continues to prove very successful. We're also very encouraged to find a new productive zone in the Glen Rose shoal, one of our most reliable gas producers. Looking ahead, we're excited about resuming work on the Glen Rose porosity so that we will have the opportunity to employ new drilling techniques that we believe will maximize oil recovery and minimize produced water.

     "We believe that the management change at Saxet will be beneficial to TXCO and our shareholders," Sigmon added. "By way of example, the first five producing Georgetown wells that TXCO operates on the Pena Creek acreage have had an average maximum production rate of 2.7 MMcfd while the one Georgetown well that Saxet operated produced only 1.1 MMcfd. We believe that the prospects were similar and that the only difference is our approach to operations. We feel that the new management of CMR Energy shares our approach to operations and we will see improved results as they begin drilling both Georgetown and Glen Rose wells."

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About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected establishment of reserves, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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